Exhibit 99.1

NEWS RELEASE

Corporate Offices:

1328 Racine Street

Racine, WI 53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson

(262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2019

SECOND QUARTER FINANCIAL RESULTS

● Q2 Net Sales Increase 38.1% to $78,107,000, Including the Benefits of the Veth Acquisition
● Q2 Gross Profit Percent Improves 120 Basis Points to 33.4%
● Q2 EBITDA of $9,104,000 Increases 159.1% Versus the Prior Year Period
● Six-Month Backlog of $137,758,000 Remains Strong and Up 61.8% Versus the Prior Year
● Company Progressing With New Texas Facility and Aftermarket Move to Drive Additional Capacity and Improved Efficiency

RACINE, WISCONSIN — February 1, 2019 — Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2019 second quarter and first half ended December 28, 2018.

Sales for the fiscal 2019 second quarter were $78,107,000, compared to $56,546,000 for the same period last year. The 38.1% increase in fiscal 2019 second quarter net sales was primarily due to the contribution from the Veth Propulsion acquisition, improved demand for the Company’s 8500 series transmission systems and aftermarket components from North American fracking customers, and improved activity in the global industrial and commercial marine markets. Year-to-date sales increased 50.4% to $152,796,000, compared to $101,611,000 for the fiscal 2018 first half.

Commenting on the results, John H. Batten, President and Chief Executive Officer, said: “The fiscal 2019 second quarter reflects one of the best second quarters in Twin Disc’s history as we benefit from strong demand across many of our global markets and the favorable contribution from the Veth Propulsion acquisition. Veth is benefitting from Twin Disc’s global distribution and service capabilities, which has helped expand Veth’s access to North American and Asian markets. For the fiscal 2019 six-month period the Company’s mix of marine sales has increased to 49% from 43% for the same period last fiscal year. As anticipated, Veth’s strong R&D capabilities in certain marine applications such as hybrid controls has accelerated Twin Disc’s product development. I am extremely pleased with how the integration of Veth is progressing and overall the acquisition remains in line with our expectations. We continue to be excited by the long-term potential this acquisition has for our business, customers, and shareholders.”

Gross profit for the fiscal 2019 second quarter was 33.4%, compared to 32.2% for the same period last year. The 120-basis point increase in gross profit percent for the fiscal 2019 second quarter was primarily due to higher volumes, a more profitable mix of revenues and improved operating efficiencies. Year-to-date, gross margin was 32.8% compared to 31.7% for the fiscal 2018 first half.

For the fiscal 2019 second quarter, marketing, engineering and administrative (ME&A) expenses increased $3,839,000 to $18,909,000, compared to $15,070,000 for the fiscal 2018 second quarter. The 25.5% increase in ME&A expenses in the quarter was primarily due to the addition of Veth, including the amortization of purchase accounting intangibles of $539,000. Other changes included increased professional fees, salaries, travel and marketing expenses related to the Veth acquisition. As a percent of revenues, ME&A expenses fell to 24.2% for the fiscal 2019 second quarter, compared to 26.7% for the same period last fiscal year. Year-to-date, ME&A expenses were $37,894,000, compared to $28,464,000 for the fiscal 2018 first half. As a percent of revenues, ME&A expenses fell to 24.8% for the fiscal 2019 first half, compared to 28.0% for the same period last fiscal year.

Twin Disc recorded restructuring charges of $434,000 in the fiscal 2019 second quarter, compared to restructuring charges of $831,000 in the same period last fiscal year. Restructuring activities during the fiscal 2019 second quarter related primarily to ongoing cost reduction and productivity actions at the Company’s European operations. Year-to-date, the Company recorded restructuring charges of $607,000, compared to $2,049,000 for the same period last fiscal year.

The fiscal 2019 second quarter tax rate of 26.2% reflects the impact of the U.S. Tax Cuts and Jobs Act signed in December 2017. The fiscal 2018 second quarter tax expense reflects the impact of the implementation of the Tax Act, which resulted in a non-cash tax expense of $4.6 million due to a remeasurement of deferred tax assets and liabilities due to the revised rate structure. Similarly, a rate change in Belgium resulted in a $0.4 million non-cash tax expense due to the remeasurement of deferred tax assets and liabilities.

Net income attributable to Twin Disc for the fiscal 2019 second quarter was $4,073,000, or $0.31 per diluted share, compared to a net loss attributable to Twin Disc of ($4,113,000), or ($0.36) per share, for the fiscal 2018 second quarter. Year-to-date, the net income attributable to Twin Disc was $6,935,000, or $0.56 per diluted share, compared to a net loss attributable to Twin Disc of ($722,000), or ($0.06) per share for the fiscal 2018 first half.

Earnings income before interest, taxes, depreciation and amortization (EBITDA)* were $9,104,000 for the fiscal 2019 second quarter, compared to $3,514,000 for the fiscal 2018 second quarter. For the fiscal 2019 first half, EBITDA was $17,090,000, compared to $3,955,000 for the fiscal 2018 comparable period.

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary, stated: “We are focused on proactively reducing inventory and working capital levels throughout the remainder of fiscal 2019, which we expect will result in improving cash flows from operating activities. As a result, we anticipate reducing debt throughout the year, while funding our global growth and efficiency initiatives. Year-to-date, we invested $6,676,000 in capital expenditures and expect to invest approximately $14,000,000 to $16,000,000 in capital expenditures in total during fiscal 2019. Capital expenditures are primarily focused on additional investments to upgrade our manufacturing capabilities and improve both quality and efficiencies.”

Mr. Batten concluded: “Our six-month backlog at December 28, 2018, was $137,758,000, compared to $114,979,000 at June 30, 2018, and $85,116,000 at December 29, 2017. The 61.8% year-over-year improvement in our six-month backlog is primarily due to stable year-over-year trends within our North American oil and gas markets, the contribution of the Veth acquisition and improving demand across many of our other global markets. Backing out Veth’s orders, our six-month backlog was level with 2018 fiscal year end, and up 35.4% from December 29, 2017. While calendar year-end volatility in the oil and gas market caused certain customers to adjust orders, we believe market activity is stabilizing. In addition, as we diversify our business, the Company is better insulated from a downturn in any one market. To improve operating efficiencies, increase manufacturing capacity and allow for future growth, we are opening a new facility in Lufkin, Texas, which we expect to have operational in the first calendar quarter of 2020. In addition, we are currently relocating our aftermarket operation to a separate facility in Wisconsin to create more manufacturing capacity and allow for a more efficient aftermarket operation. We have built a strong platform for long-term success and we are confident fiscal 2019 will be another good year for the Company.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on Friday, February 1, 2019. To participate in the conference call, please dial 888-394-8218 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. February 1, 2019, until midnight February 8, 2019. The number to hear the teleconference replay is 844-512-2921. The access code for the replay is 6708419.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com and follow the instructions at the web cast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, azimuth drives, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (In thousands, except per-share data; unaudited)
	Quarter Ended		Two Quarters Ended
	December 28, 2018	December 29, 2017	December 28, 2018	December 29, 2017

Net sales	$78,107	$56,546	$152,796	$101,611
Cost of goods sold	52,019	38,323	102,723	69,396
Gross profit	26,088	18,223	50,073	32,215

Marketing, engineering and administrative expenses	18,909	15,070	37,894	28,464
Restructuring expenses	434	831	607	2,049
Income from operations	6,745	2,322	11,572	1,702
Interest expense	417	83	1,134	147
Other expense, net	798	364	1,118	934
Income before income taxes and noncontrolling interest	5,530	1,875	9,320	621
Income tax expense	1,451	5,925	2,338	1,267

Net income (loss)	4,079	(4,050)	6,982	(646)
Less: Net earnings attributable to
noncontrolling interest, net of tax	(6)	(63)	(47)	(76)
Net income (loss) attributable to Twin Disc	$4,073	$(4,113)	$6,935	$(722)

Income (loss) per share data:
Basic income (loss) per share attributable to Twin Disc common shareholders	$0.31	$(0.36)	$0.56	$(0.06)
Diluted income (loss) per share attributable to Twin Disc common shareholders	$0.31	$(0.36)	$0.56	$(0.06)

Weighted average shares outstanding data:
Basic	12,909	11,297	12,233	11,278
Diluted	12,997	11,297	12,304	11,278

Comprehensive income (loss):
Net income (loss)	$4,079	$(4,050)	$6,982	$(646)
Benefit plan adjustments, net of taxes of $146, $674, $292 and $952, respectively	478	1,734	949	2,208
Foreign currency translation adjustment	(1,786)	488	(2,347)	3,029
Comprehensive income (loss)	2,771	(1,828)	5,584	4,591
Less: Comprehensive loss (income) attributable to noncontrolling interest	7	(62)	(9)	(69)
Comprehensive income (loss) attributable to Twin Disc	$2,778	$(1,890)	$5,575	$4,522

Reconciliation of Consolidated net Income (LOSS) to EBITDA

(In thousands; unaudited)

	Quarter Ended		Two Quarters Ended
	December 28, 2018	December 29, 2017	December 28, 2018	December 29, 2017
Net income (loss) attributable to Twin Disc	$4,073	$(4,113)	$6,935	$(722)
Interest expense	417	83	1,134	147
Income taxes	1,451	5,925	2,338	1,267
Depreciation and amortization	3,163	1,619	6,683	3,263
Earnings before interest, taxes, depreciation and amortization	$9,104	$3,514	$17,090	$3,955

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; except share amounts, unaudited)

	December 28,	June 30,
	2018	2018
ASSETS
Current assets:
Cash	$18,542	$15,171
Trade accounts receivable, net	47,890	45,422
Inventories	130,234	84,001
Prepaid expenses	7,314	8,423
Other	8,320	6,252

Total current assets	212,300	159,269

Property, plant and equipment, net	70,309	55,467
Deferred income taxes	13,907	18,056
Goodwill, net	27,829	2,692
Intangible assets, net	22,362	1,906
Other assets	4,123	3,850

TOTAL ASSETS	$350,830	$241,240

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$35,123	$29,368
Accrued liabilities	42,266	32,976

Total current liabilities	77,389	62,344

Long-term debt	46,686	4,824
Lease obligations	16,467	6,527
Accrued retirement benefits	19,552	21,068
Deferred income taxes	7,053	1,203
Other long-term liabilities	1,839	1,658

Total liabilities	168,986	97,624

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; issued: 14,632,802; and 13,099,468, respectively; no par value	44,137	11,570
Retained earnings	192,734	178,896
Accumulated other comprehensive loss	(32,055)	(23,792)
	204,816	166,674
Less treasury stock, at cost (1,533,290 and 1,545,783 shares, respectively)	23,485	23,677

Total Twin Disc shareholders' equity	181,331	142,997

Noncontrolling interest	513	619
Total equity	181,844	143,616

TOTAL LIABILITIES AND EQUITY	$350,830	$241,240

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands; unaudited)

	Two Quarters Ended
	December 28, 2018	December 29, 2017

Cash flows from operating activities:
Net income (loss)	$6,982	$(646)
Adjustments to reconcile net income (loss) to net cash (used) provided by operating activities, net of acquired assets:
Depreciation and amortization	4,510	3,263
Amortization of inventory fair value step-up	2,173	-
Restructuring expenses	-	162
Provision for deferred income taxes	2,555	1,613
Stock compensation expense and other non-cash changes, net	1,506	1,064
Net change in operating assets and liabilities	(21,505)	(1,644)
Net cash (used) provided by operating activities	(3,779)	3,812

Cash flows from investing activities:
acquisition of Veth Propulsion, less cash acquired	(59,651)	-
Acquisition of fixed assets	(6,676)	(3,013)
Proceeds from sale of fixed assets	63	79
Other, net	(129)	(129)
Net cash used by investing activities	(66,393)	(3,063)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	32,210	-
Borrowings under long-term debt agreement	35,000	-
Borrowings under revolving loan agreement	93,675	35,315
Proceeds from exercise of stock options	36	-
Repayments under revolving loan agreement	(62,326)	(36,957)
Repayments of long-term borrowings	(24,230)	-
Dividends paid to noncontrolling interest	(115)	(172)
Payments of withholding taxes on stock compensation	(926)	(400)
Net cash provided (used) by financing activities	73,324	(2,214)

Effect of exchange rate changes on cash	219	864

Net change in cash	3,371	(601)

Cash:
Beginning of period	15,171	16,367

End of period	$18,542	$15,766

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